EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

August 27, 2014

Vectren receives regulatory approval
for 7-year gas utility infrastructure improvement plans in Indiana

Indianapolis, Ind. - Today, Vectren Corporation (NYSE: VVC) announced its two natural gas utilities in Indiana, Vectren Energy Delivery of Indiana - North (Vectren North) and Vectren Energy Delivery of Indiana - South (Vectren South),  received Indiana Utility Regulatory Commission (IURC) approval of a robust gas infrastructure improvement strategy over the next seven years to comply with federal pipeline safety rules and to ensure its natural gas customers continue to receive safe, reliable gas service for decades to come.

Pursuant to recent legislation supporting infrastructure improvements, the IURC has approved timely recovery of the companies’ costs for system upgrades through a regulatory filing every six months. For residential customers, the costs will be recovered through a fixed charge included in monthly bills; as such, residential customers’ costs will not vary with the level of their gas usage. Gas bills will not be adjusted for these expenditures until 2015, and those adjustments will continue with modest increases in subsequent years (through 2021) as the improvement projects are completed. Even with the expected bill impacts needed to support these gas modernization plans, due to natural gas commodity costs that are considerably lower than several years ago, bills should remain substantially lower than they were during the late 2000s.

“These infrastructure enhancements are vital to meeting federal requirements and ensuring the continued safety and reliability of our system,” said Carl Chapman, Vectren’s chairman, president and CEO. “We’re fortunate natural gas bills continue to hover around decade-lows thanks to low, stable natural gas prices. As these investments continue, we will always strive for a safe and reliable system with a focus on customers’ bills.”

Vectren North: The gas system improvements, which will occur over a 7-year period, will result in upgrading portions of Vectren North’s 13,000-mile network of distribution mains and transmission pipelines that serves 48 counties and 578,000 customers. The work will primarily consist of replacing 800 miles of bare steel and cast iron distribution mains with new mains, most of which will be plastic, as well as inspecting and upgrading Vectren North’s transmission pipelines. These plans include acceleration of its pipeline replacement program and bolstering its transmission line integrity management work. Together, these efforts will call for an estimated $650 million in investments.  A small portion of the planned infrastructure investments include expanding gas delivery infrastructure to rural areas to promote economic and/or rural development and energy affordability. This

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includes expanding gas infrastructure to rural areas served by propane and supporting economic development growth along the new I-69 corridor.

For an overview of the seven-year gas system modernization plan outlining the infrastructure upgrades, visit www.vectren.com/modernization.  Vectren North serves all or a portion of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Decatur, Delaware, Fayette, Floyd, Fountain, Grant, Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay, Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe, Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

Vectren South: The gas system improvements, which will occur over a 7-year period, will result in upgrading portions of Vectren South’s 3,200-mile network of distribution mains and transmission pipelines that serves nine counties and 110,000 customers in southwestern Indiana. The work will primarily consist of replacing 300 miles of bare steel and cast iron distribution mains with new mains, most of which will be plastic, as well as inspecting and upgrading Vectren South’s transmission pipelines. These plans include acceleration of its pipeline replacement program and bolstering its transmission line integrity management work. Together, these efforts will call for an estimated $215 million in investments.

For an overview of the seven-year gas system modernization plan outlining the infrastructure upgrades, visit www.vectren.com/safety. Vectren South serves all or a portion of Daviess, Gibson, Knox, Martin, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include, primarily, infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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